Exhibit 10.15

Stockholders’ Agreement
Relating to
HealthSouth Home Health Holdings, Inc.
by and among
HealthSouth Home Health Holdings, Inc.,
HealthSouth Corporation,
and
the Other Stockholders Named herein

Dated as of December 31, 2014

i

ii

STOCKHOLDERS’ AGREEMENT
This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of December 31, 2014, which may be amended from time to time in accordance with the terms hereof, is made and entered into by and among HealthSouth Home Health Holdings, Inc., a Delaware corporation (the “Company”), HealthSouth Corporation, a Delaware corporation (“HealthSouth”), and the other stockholders of the Company listed as “Management Investors” on Schedule I attached hereto, as the same may be amended from time to time in accordance with the terms hereof (the “Management Investors” and together with HealthSouth, hereinafter the “Stockholders” and each individually, a “Stockholder”).
W I T N E S S E T H:
WHEREAS, as of the date hereof, HealthSouth owns all of the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”); and
WHEREAS, pursuant to that certain Stock Purchase Agreement (“SPA”) and that certain Rollover Stock Agreement (the “RSA”), each dated as of November 23, 2014, the Management Investors agreed to contribute certain of their shares of Class A Common Stock, par value $0.01 per share, of EHHI Holdings, Inc. a Delaware corporation (“EHHI”), or Class B Common Stock, par value $.01 per share, of EHHI (collectively, the “Contributed Stock”) to the Company in exchange for non-voting shares of Common Stock;
WHEREAS, since the date of the SPA and RSA, the parties hereto have agreed that, notwithstanding anything to the contrary in the SPA or RSA, the Contributed Stock will be exchanged for shares of Common Stock, rather than for non-voting shares of Common Stock;
WHEREAS, as of the closing of the acquisition of EHHI by HealthSouth pursuant to the SPA, each Stockholder will own the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I hereto; and
WHEREAS, the Company and each Stockholder desires to enter into this Agreement, all in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article I
CERTAIN DEFINITIONS
For purposes of this Agreement, terms defined in the preamble and other Sections of this Agreement shall have the meanings set forth therein, and the following terms shall have the following meanings:
(a)    The term “Action” means any claim, suit, litigation or action brought by or before any Governmental Authority.
(b)    The term “Adjusted EBITDA” with respect to the Company shall be calculated based on the Company’s combined net income for the twelve-month period ending on the last day of the applicable calendar quarter (the “Relevant Period”), plus, without duplication and to the extent reflected as a charge in the statement of such net income for such Relevant Period: (1) state and federal income tax expense for the Relevant Period, plus (2) depreciation and amortization for the Relevant Period, plus (3) accrued interest expense on the HealthSouth Note and interest expense on any other indebtedness of the Company or its Subsidiaries for the Relevant Period, plus (4) accrued incentive equity compensation/SARs/Restricted Stock expenses for the Relevant Period, plus (5) gain/loss on disposal of any assets, plus (6) any severance costs and expenses incurred in connection with, or as a result of, (A) the transactions contemplated by the SPA or (B) the realization of cost synergies, in each case of (A) and (B), pursuant to any severance agreements entered into in connection with any terminations requested by HealthSouth or the transactions contemplated by the SPA, plus (7) any extraordinary charges or losses determined in accordance with GAAP. Adjusted EBITDA shall be based on results of the Company under GAAP, without allocation of any HealthSouth corporate overhead or charges for corporate services, other than those approved or permitted pursuant to Section 5.01.
(c)    The term “Affiliate” means, with respect to a given Person (in this definition, the “Relevant Person”), any other Person who (a) directly or indirectly, Controls, or is Controlled by, or is under a common Control with, the Relevant Person, (b) from time to time, is managed by (i) the same investment manager as the Relevant Person is managed by, or (ii) an investment manager that is Controlled by the same Person that Controls the Relevant Person or (c) with respect to a natural Person, is a member of the same family; provided that in no event shall a limited partner, solely in its capacity as a limited partner, of any entity be considered an “Affiliate” of such Person.
(d)    The term “Business Day” means any day other than a day on which banks in the State of Delaware are authorized or obligated to be closed.

(e)    The term “Cause” means, with respect to any Person who is an employee of the Company or any Subsidiary of the Company, (i) if such Person is a party to an employment agreement with the Company or any Subsidiary of the Company that includes a definition of “Cause,” the definition of “Cause” set forth in such agreement; or (ii) if such Person is not a party to any employment agreement with the Company or any Subsidiary of the Company that includes a definition of “Cause,” (1) dishonesty, fraud, or any act involving moral turpitude on such Person’s part in connection with the performance of his or her duties which is materially detrimental to the Company or any of its Affiliates, (2) being charged (by indictment, information or otherwise) with any criminal violation of any law or regulation pertaining to health care and/or pharmaceutical services and products (including, without limitation, laws and regulations pertaining to reimbursement or coverage by the Medicare program, any state Medicaid program or any other governmental health care program or by third-party payors, laws prohibiting kickbacks or false claims, and laws prohibiting fraud or abuse or fraudulent or abusive activities), (3) such Person’s willful and repeated refusal to follow lawful directives of the board of directors (or other governing body) of the Company or the Company’s Subsidiary with which such Person is employed in a manner that is materially detrimental to the Company, (4) such Person’s intentional or gross neglect of the performance of his or her duties as an employee of the Company or any of its Subsidiaries, (5) if such Person is an executive officer of the Company or a Subsidiary of the Company, such Person’s misappropriation of any corporate opportunity, provided such Person’s pursuit or referral of an opportunity shall not be improper or misappropriation if (A) such Person first presents an opportunity to the Company and the Company does not express an interest in pursuing it within thirty (30) days or (B) the Board authorizes such Person to pursue or refer an opportunity to another Person or entity, or (6) such Person’s conviction of a felony.
(f)    The term “Certificate of Incorporation” means the Certificate of Incorporation of the Company, as the same may be amended from time to time.
(g)    The terms “Control,” “Controlling” and “Controlled” mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(h)    The term “Equity Securities” means Common Stock or any other equity securities of the Company, including any class or series of common or preferred stock or any debt security convertible into or exercisable or exchangeable for any class or series of common or preferred stock.
(i)    The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)    For purposes of Section 3.06 and Section 3.07, the “Fair Market Value” of the Common Stock per share means, as of a given time, the result of (a)(i) the product of the Adjusted EBITDA of the Company for the twelve-month period ending on the last day of the most recently completed calendar quarter multiplied by the Market Multiple (as defined herein), less (ii) the outstanding balance of the HealthSouth Note as of the last day of such calendar quarter, plus or minus (iii) the amount of net debt of the Company (which shall be calculated as available cash less any indebtedness for borrowed money of the Company other than the HealthSouth Note) as of the last day of such calendar quarter, divided by (b) the total number of shares of Common Stock outstanding as of such time on a fully diluted basis.
As used herein, “Market Multiple” means the median of the fair value divided by LTM EBITDA multiples (adjusted for acquisitions) of the companies then-included on either the Public Home Health Trading Comparable List or the Home Health Transaction Comparable List, in each case as most recently publicly reported by such company (provided that, for the companies then-included on the Public Home Health Trading Comparable List, the “fair value” shall be determined based on the average daily stock price for the last two (2) weeks of the most recently completed calendar quarter); provided, however, that LTM EBITDA of any such company shall be adjusted to account for any variation from the definition of Adjusted EBITDA, to the extent that the information necessary to make any such adjustment is publicly available. As used herein, the “Public Home Health Trading Comparable List” includes those companies in the home health business and whose securities are listed for trading on a national securities exchange, including, without limitation, HealthSouth, Kindred Healthcare, Inc., Amedisys, Inc., LHC Group, Inc. and Almost Family, Inc.; provided that the Public Home Health Trading Comparable List may be revised as reasonably agreed upon by the parties hereto to include additional home health companies that become listed on a national securities exchange or to remove companies that are no longer listed on a national securities exchange. As used herein, the “Home Health Transaction Comparable List” means, at a given time, those transactions closing in the preceding twelve months (determined on a rolling basis) that meet the following criteria: (x) more than 60% of the target company’s and its subsidiaries’ consolidated revenue is from home health services; (y) the aggregate transaction value equals or exceeds $400 million; and (z) none of HealthSouth or any of its Affiliates is a party to the transaction. As used herein, “LTM EBITDA” means “EBITDA” (as publicly reported by a given company) over the preceding period of twelve months.
(k)    The term “GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
(l)    The term “Good Reason” means, with respect to any Person who is an employee of the Company or any Subsidiary of the Company, (i) if such Person is a party to an employment agreement with the Company or any Subsidiary of the Company that includes a definition of “Good Reason,” the definition of “Good Reason” set forth in such agreement; or (ii) if such Person is not a party to any employment agreement with the Company or any Subsidiary of the Company that includes a definition of “Good Reason,” (1) any material reduction in such Person’s pay or benefits or failure to provide any compensation or benefit to which such Person is entitled, other than in connection with a Company-wide reduction in pay or benefits, (2) any relocation of such Person’s primary work site by more than twenty (20) miles from both such Person’s prior primary work site and such Person’s primary residence, or (3) a material diminution of such Person’s duties, responsibilities or title; provided, that in the circumstances described in (1), (2) and (3) the Company shall have fifteen (15) days to cure the default after delivery of written notice by such Person, such written notice to state the nature of the issue and subsection of the Good Reason definition that such Person believes to be present.
(m)    The term “Governmental Authority” means any government or governmental or regulatory authority or entity, whether U.S. federal, state, provincial or local or foreign, including any political subdivision thereof, and any department, court, agency or official of any of the foregoing.
(n)    The term “HealthSouth Note means that certain promissory note, dated on or about the date hereof, issued by the Company in favor of HealthSouth, with an initial aggregate principal amount of $385,137,500, pursuant to which the Company will have borrowed from HealthSouth and HealthSouth will have lent to the Company at the closing date of the transactions contemplated by the SPA, and which amount accrues interest at the same per annum interest rate as HealthSouth’s then-existing revolving credit facility and will be repaid from time to time with excess cash of the Company; provided, that if, after the date the HealthSouth Note is issued, HealthSouth provides funds to the Company or its Subsidiaries for acquisitions, capital expenditures or other corporate purposes (including, without limitation, for losses relating to breaches of representations, warranties or covenants in the SPA relating to the acquisition of the Company contemplated thereby that are not covered by indemnification pursuant to the SPA or by insurance), such amounts will be added to the principal amount of the HealthSouth Note, and interest will accrue on such amounts from the date such funds are provided to the Company or its Subsidiaries.
(o)    The term “Law” means any foreign or U.S. federal, state or local statute, law, ordinance, code, rule, regulation or requirement from a Governmental Authority, including any Governmental Order; provided, that the term “Governmental Order” means any ruling, award, decision, injunction, judgment, order or decree entered, issued or made by any Governmental Authority.
(p)    The term “Management Note” means a personal promissory note issued by a Management Investor in favor of the Company, with an aggregate principal amount equal to the portion of the purchase price for the Shares being purchased by such Management Investor upon such Management Investor’s exercise of its Preemptive Right pursuant to Section 4.01, and which amount will accrue interest at the same per annum interest rate as HealthSouth’s then-existing revolving credit facility and may be prepaid at any time without any prepayment premium or penalty, which Management Note (i) shall become due and payable (including all accrued interest thereon) (x) in connection with the consummation of a Transfer of the applicable Management Investor’s Shares (other than to a Permitted Transferee), (y) in connection with the consummation of a Transfer following exercise of any put or call option on the applicable Management Investor’s Shares pursuant to Section 3.06 or Section 3.07 or (z) at such time as (1) such Management Investor becomes an executive officer of HealthSouth, or (2) the indebtedness represented by the Management Note would violate the rules and regulations promulgated under the Exchange Act or the Listed Company Manual of the New York Stock Exchange; and (ii) at the election of such Management Investor, may be nonrecourse and secured only by the Shares acquired by such Management Investor in the applicable issuance.
(q)    The term “Permitted Transferee” means, with respect to each Management Investor bound by the terms of this Agreement, (i)  the Company; (ii) a transferee by testamentary or intestate disposition; (iii) a transferee by inter vivos transfer to the transferring Person’s spouse, children and/or other lineal descendants; (iv) a trust (or limited liability company, partnership or other estate planning vehicle) for the benefit of such Management Investor and/or Members of the Immediate Family of such Management Investor; (v) any other trust (or limited liability company, partnership or other estate planning vehicle) in respect of which such Management Investor serves as trustee (or as managing member, manager, general partner or otherwise, as applicable); and (vi) a Person approved by HealthSouth; provided that, with respect to the trusts described in clauses (iv) and (v), the trust agreement governing such trust (or limited liability company agreement or partnership agreement, as applicable) must provide, for the benefit of the Company, which shall be a third party beneficiary with respect thereto, that such Management Investor, as trustee (or managing member, manager, general partner or otherwise, as applicable), must retain sole and exclusive control over the voting and disposition of such Management Investor’s Shares until the termination of this Agreement. As used in this definition, “Members of the Immediate Family” means, with respect to any individual, each spouse or child or other descendants of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his or her capacity as such custodian or guardian.
(r)    The term “Person” means any natural person or any corporation, partnership, limited liability company, other legal entity or Governmental Authority.

(s)    The terms “Securities Act” means the Securities Act of 1933, as amended.
(t)    The term “Share Percentage” means, with respect to any Stockholder as of the date of determination, a percentage equal to the quotient of (i) the total number of Shares held by such Stockholder on a fully-diluted basis, divided by (ii) the aggregate number of Shares outstanding on a fully-diluted basis.
(u)    The term “Shares” means the shares of Common Stock owned by each Stockholder on the date hereof, as set forth opposite each Stockholder’s name on Schedule I attached hereto, and all additional shares of Common Stock acquired by any Stockholder after the date of this Agreement not in contravention of the terms of this Agreement.
(v)    The term “Subsidiary” or “Subsidiaries” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person.
(w)    The term “Transfer” means any voluntary or involuntary sale, assignment, transfer, grant of participation in, pledge or other disposition of any Shares to any other Person, whether directly or indirectly, and “Transferred,” “Transferee” and “Transferring” shall each have a correlative meaning.
ARTICLE II

REPRESENTATIONS AND WARRANTIES AND COVENANTS
Section 2.01    Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as of the date of this Agreement as follows:
(a)    Corporate Authority. The Company has full power and authority to execute, deliver and perform this Agreement;
(b)    Due Authorization. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought; and

(c)    No Conflict. The execution, delivery and performance of this Agreement by the Company do not violate or conflict with or constitute a default under (i) the Certificate of Incorporation or the by-laws of the Company, (ii) any Law applicable to the Company, or (iii) any material agreement to which the Company is a party or by which it or its property is bound.
Section 2.02    Representations and Warranties of the Stockholders. Each Stockholder individually represents and warrants to each other Stockholder and the Company as follows as of the date of this Agreement:
(a)    Authority. In the case of a Stockholder that is not an individual, such Stockholder has full corporate or other power and authority to execute, deliver and perform this Agreement. In the case of a Stockholder who is a natural person, such Stockholder has full power and authority to execute, deliver and perform this Agreement;
(b)    Due Authorization. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that (i) the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought; and
(c)    No Conflict. The execution, delivery and performance of this Agreement by such Stockholder do not violate or conflict with or constitute a default under (i) in the case of Stockholders that are not individuals, such Stockholder’s organizational documents, (ii) any Law applicable to such Stockholder, or (iii) any material agreement to which such Stockholder is a party or by which it or its property is bound.
Section 2.03    Investment Representations and Warranties. Each Management Investor individually represents and warrants to each other Stockholder and the Company as follows as of the date of this Agreement:
(a)    Such Management Investor is acquiring the Shares for such Management Investor’s own account, for investment, and not with a view to the distribution thereof, nor with any present intention of distributing the same.
(b)    Such Management Investor understands that the Shares acquired by such Management Investor have not been registered under the Securities Act or the securities laws of any state; and that such Shares are being issued in a transaction exempt from the registration requirements of the Securities Act and the rules and regulations thereunder; and that such Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration thereunder. The Shares have not been approved or disapproved by the United States Securities and Exchange Commission, any state securities commission, or any other regulatory authority.
(c)    Such Management Investor has such knowledge and experience in business and financial matters as to enable such Management Investor to understand and evaluate the risks of such investment and form an investment decision with respect thereto. Such Management Investor has relied only on its own tax advisor and legal counsel, and not on HealthSouth, the Company, or any of their respective advisors, with respect to the federal, state, local, foreign and other tax consequences arising from such Management Investor’s acquisition, ownership, and disposition of Shares.
(d)    Such Management Investor (i) has been advised and understands that no public market now exists for Shares and that a public market may never exist for Shares, (ii) has no need for liquidity in its investment in the Company, (iii) is able to bear the economic risk of such investment for an indefinite period and to afford a complete loss thereof, and (iv) understands all of the risks associated with the acquisition of Shares and may sustain a loss of such Management Investor’s entire investment.
(e)    Such Management Investor agrees that the Shares will be subject to the terms and conditions of this Agreement. The certificate representing the Shares shall bear a restrictive legend.
ARTICLE III

RESTRICTIONS ON TRANSFER
Section 3.01    General Restrictions. Except as set forth in this Article III, no Management Investor may Transfer any Shares, without the prior written approval of HealthSouth, in its sole discretion, except for Transfers pursuant to Section 3.04, Section 3.05, Section 3.06, or Section 3.07 or to any of its Permitted Transferees. Prior to any Transfer of Shares to a Permitted Transferee, the Person to whom such Shares are being Transferred shall, as a condition precedent to such Transfer, agree in writing to take such Shares subject to, and to comply with, all of the provisions of this Agreement, a copy of which agreement shall be filed with the Secretary of the Company and shall include the address of the Person to whom such Shares are being Transferred to which notices hereunder shall be sent. Each Management Investor agrees that it shall provide the Company with prior written notice of any proposed Transfer of Shares.

Section 3.02    Compliance with Securities Laws. Each Stockholder agrees that any Transfer of Shares engaged in by such Stockholder shall be required to comply with all federal, state and local securities Laws applicable to such transaction. At the request of the Company, the transferring Stockholder shall deliver to the Company an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the Company, to the effect that the Transfer satisfies this Section 3.02.
Section 3.03    Transfers Not In Compliance. A purported or attempted Transfer of Shares by a Stockholder that does not comply with the terms of this Agreement shall be void ab initio, and the purported transferee or successor by operation of Law shall not be deemed to be a stockholder of the Company for any purpose and shall not be entitled to any of the rights of a stockholder, including, without limitation, the right to vote the Shares or to receive a certificate for the Common Stock or any dividends or other distribution on or with respect to the Common Stock.
Section 3.04    Tag-Along Rights.
(a)    If, at any time during the term of this Agreement, HealthSouth proposes to Transfer, directly or indirectly, in one transaction or a series of related transactions, more than an aggregate of ten percent (10%) of the number of Shares owned by HealthSouth on the date of the proposed Transfer (or, in the case of a series of related transactions, on the date of the first proposed Transfer) to one or more Persons, other than to Affiliates of HealthSouth, HealthSouth shall provide each other Stockholder (each, a “Notice Recipient”) with not less than twenty (20) Business Days’ prior written notice (the “Sale Notice”) of such proposed Transfer(s), which notice shall include the material terms and conditions of such proposed Transfer(s) and which shall identify such purchaser or purchasers (the “Tag-Along Purchaser(s)”). Each Notice Recipient shall have the option, exercisable by written notice to HealthSouth within ten (10) Business Days after the receipt of the Sale Notice, to require HealthSouth to arrange for such Tag-Along Purchaser(s) to purchase the same percentage (the “Percentage”) of the Shares then owned by such Notice Recipient as the ratio of (i) the total number of Shares which are to be Transferred by HealthSouth pursuant to the proposed Transfer(s) to (ii) the total number of Shares owned by HealthSouth immediately prior to such Transfer(s), or any lesser amount of Shares as such Notice Recipient shall desire, together with HealthSouth’s Shares at the same time, and upon the same terms and conditions (other than any non-competition, non-solicitation and non-hire covenants), as HealthSouth sells its Shares. If a Notice Recipient shall so elect, HealthSouth agrees that it shall either (A) arrange for the proposed purchaser or purchasers to purchase all or a portion (as such Notice Recipient shall specify) of the same Percentage of the Shares then owned by such Notice Recipient at the same time, and upon the same terms and conditions (other than any non-competition, non-solicitation and non-hire covenants), as HealthSouth sells its Shares, including any indemnification or holdback; provided that, if such

Tag-Along Purchaser(s) shall elect to purchase only such aggregate number of Shares as originally agreed with HealthSouth, then the number of Shares to be sold by HealthSouth and all Notice Recipients electing to participate in the proposed Transfer shall be reduced pro rata to such aggregate number, or (B) not effect the proposed Transfer to such Tag-Along Purchaser(s). In the event that a Notice Recipient does not exercise its right to participate in such Transfer or declines to so participate, HealthSouth shall have one hundred eighty (180) days from the date of such Sale Notice to consummate the transaction on the terms set forth therein without being required to provide an additional Sale Notice to the other Stockholders and comply with the terms of this Section 3.04.
(b)    In furtherance and not in limitation of the foregoing, each Stockholder exercising its right to sell Shares pursuant to Section 3.04(a) hereof (each, a “Tag-Along Stockholder”) shall (i) make the same representations, warranties, covenants, indemnities and agreements as made by HealthSouth in connection with HealthSouth’s Transfer of Shares to the Tag-Along Purchaser(s) (other than any non-competition, non-solicitation and non-hire covenants) and (ii) agree to the same terms and conditions (other than any non-competition, non-solicitation and non-hire covenants) to the Transfer as those to which HealthSouth agrees. Notwithstanding the foregoing, (x) all such representations, warranties, covenants, indemnities and agreements shall be made by HealthSouth and each Tag-Along Stockholder, severally and not jointly, and any liability for breach of any such representations and warranties related to the Company shall be allocated among HealthSouth and each Tag-Along Stockholder pro rata based on the relative number of Shares Transferred by each of them, and (y) no Management Investor (or any of its Permitted Transferees) will be required to be liable for more than its pro rata share (based on the number of Shares Transferred by such Management Investor relative to the total number of Shares Transferred by all Stockholders) of any indemnification or similar obligations (other than with respect to representations and warranties regarding ownership of its Shares) and, in any event, will not be required to be liable for any amounts in excess of the net proceeds received by such Management Investor in such Transfer(s).
Section 3.05    Drag-Along Rights.
(a)    If, at any time during the term of this Agreement, HealthSouth proposes to Transfer to a Person, other than to an Affiliate of HealthSouth, by means of one transaction or a series of related transactions, including pursuant to a merger or consolidation involving the Company, Shares that constitute more than fifty percent (50%) of the number of Shares owned by HealthSouth on the date of the proposed Transfer (or, in the case of a series of related transactions, on the date of the first proposed Transfer), HealthSouth shall have the right (but not the obligation), upon not less than twenty (20) Business Days’ prior written notice of such proposed sale (the “Purchase Notice”), which notice shall include all of the material terms and conditions of such proposed sale and which shall identify the proposed purchaser(s) of such

Shares (“Drag-Along Purchaser(s)”), to require each other Stockholder to sell to the Drag-Along Purchaser(s) that number of Shares (“Call Shares”) equal to the product, rounded down to the nearest whole number, of (a) a fraction, the numerator of which is the total number of Shares proposed to be sold by HealthSouth and the denominator of which is the total number of Shares owned by HealthSouth on the date of the proposed Transfer (or, in the case of a series of related transactions, on the date of the first proposed Transfer), multiplied by (b) the number of Shares then owned by such Stockholders. If HealthSouth shall elect to require the Stockholders to sell Shares pursuant to the foregoing in this Section 3.05(a), HealthSouth shall arrange for such Drag-Along Purchaser(s) to purchase the Call Shares at the same time, and upon the same terms and conditions (other than any non-competition, non-solicitation and non-hire covenants), as HealthSouth sells its Shares, including any indemnification or holdback. Subject to the foregoing, upon receipt of the Purchase Notice, the Stockholders shall cooperate with HealthSouth and otherwise take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or appropriate to enter into, consummate and make effective the sale and purchase of the Call Shares, together with HealthSouth’s Shares being so Transferred. Notwithstanding any provision hereof to the contrary, from and after the date on which HealthSouth consummates a Transfer subject to this Section 3.05, (i) the Stockholder shall have no rights of a Stockholder with respect to the Call Shares sold and purchased in such transaction and (ii) the Stockholder shall not seek, nor shall the Company have any obligation, to enforce any such right with respect to such Call Shares.
(b)    In furtherance and not in limitation of the foregoing, each Stockholder required to sell Shares pursuant to Section 3.05(a) hereof (each, a “Drag-Along Stockholder”) shall (i) make the same representations, warranties, covenants, indemnities and agreements as made by HealthSouth in connection with HealthSouth’s Transfer of Shares to the Drag-Along Purchaser(s) (other than any non-competition, non-solicitation and non-hire covenants) and (ii) agree to the same terms and conditions (other than any non-competition, non-solicitation and non-hire covenants) to the Transfer as those to which HealthSouth agrees. Notwithstanding the foregoing, (x) all such representations, warranties, covenants, indemnities and agreements shall be made by HealthSouth and each Drag-Along Stockholder, severally and not jointly, and any liability for breach of any such representations and warranties related to the Company shall be allocated among HealthSouth and each Drag-Along Stockholder pro rata based on the relative number of Shares Transferred by each of them, and (y) no Management Investor (or any of its Permitted Transferees) will be required to be liable for more than its pro rata share (based on the number of Shares Transferred by such Management Investor relative to the total number of Shares Transferred by all Stockholders) of any indemnification or similar obligations (other than with respect to representations and warranties regarding ownership of its Shares) and, in any event, will not be required to be liable for any amounts in excess of the net proceeds received by such Management Investor in such Transfer(s).

(c)    In the event that any Transfer pursuant to this Section 3.05 is structured as a merger, consolidation or similar business combination, each Drag-Along Stockholder shall (i) take all actions necessary to waive any appraisal or other similar rights with respect thereto and (ii) subject to the foregoing provisions of this Section 3.05, take such other action as are reasonably required to effect such transaction.
(d)    If any Drag-Along Stockholder fails to Transfer to the purchaser or purchasers the Call Shares to be sold pursuant to this Section 3.05, HealthSouth may, at its option, in addition to all other remedies it may have, deposit the purchase price (including any promissory note or other securities constituting all or any portion thereof) for such Call Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of $500 million (the “Escrow Agent”), and thereupon, other than the right to receive the purchase price in accordance with the immediately following sentence, all of such Drag-Along Stockholder’s rights in and to such Call Shares shall terminate. Thereafter, upon delivery to the Company by such Drag-Along Stockholder of appropriate documentation evidencing the Transfer of such Call Shares to the Drag-Along Purchaser(s), HealthSouth shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company) to such Drag-Along Stockholder.
(e)    All costs and expenses of any transaction pursuant to this Section 3.05 that are incurred by any Drag-Along Stockholder shall be borne by such Drag-Along Stockholder; provided, that the reasonable fees and expenses of a single legal counsel representing any or all of the Management Investors in connection with such transaction shall be paid by the Company. Notwithstanding the foregoing, the Drag-Along Stockholders shall not be required to bear any costs and expenses of such transaction (including any break-up or termination fee) incurred by the HealthSouth (it being understood that such costs and expenses incurred for the benefit of the Drag-Along Stockholders and HealthSouth may be paid for by the Company or the proposed purchaser).

Section 3.06    Call Rights.
(a)    At any time after December 31, 2019, HealthSouth (or any designee of HealthSouth) shall have the right (but not the obligation), upon not less than twenty (20) Business Days’ prior written notice, to purchase all or any portion of the Shares owned by the Management Investors and their Permitted Transferees (or any of them) for a cash purchase price per share equal to the Fair Market Value of the Common Stock per share as of the last day of the most recent calendar quarter completed prior to the date of such notice.
(b)    Within one hundred twenty (120) days following the termination of employment with the Company and all of its Subsidiaries of any Management Investor (or, in the case of (i) HCHB Consulting, Inc. (“HCHB”) and AGM Children’s Homecare, Inc. (“AGM”), the termination of employment of April Anthony with the Company and all of its Subsidiaries and (ii) any Permitted Transferee, the termination of the employment with the Company and all of its Subsidiaries of the Management Investor who initially owned the Shares then owned by such Permitted Transferee), in each case other than termination of employment without Cause, for Good Reason, or upon the death or disability of such Management Investor, upon written notice to such Management Investor or his or her Permitted Transferees, HealthSouth (or any designee of HealthSouth) shall have the right (but not the obligation) to purchase all, but not less than all, of the Shares owned by such Management Investor, and his or her Permitted Transferees, for a cash purchase price per share equal to the Fair Market Value of the Common Stock per share as of the last day of the most recent calendar quarter completed prior to the date of such termination of employment. The right set forth in this Section 3.06(b) will expire and no longer be applicable with respect to the Shares held by (1) any Management Investor (other than HCHB or AGM) who remains an employee of the Company or any Subsidiary of the Company through December 31, 2017, and (2) HCHB or AGM, in the event that April Anthony remains an employee of the Company or any Subsidiary of the Company through December 31, 2017, or (3) any Permitted Transferee, in the event that the Management Investor who initially owned the Shares then owned by such Permitted Transferee remains an employee of the Company or any Subsidiary through December 31, 2017.
(c)    Any transaction pursuant to this Section 3.06 shall be consummated no later than ninety (90) days following delivery of the applicable notice, and, in exchange for the cash purchase price for the Shares sold by a Management Investor (or his or her Permitted Transferee) pursuant to this Section 3.06, such Management Investor (or his or her Permitted Transferee) shall deliver, or cause to be delivered, to the Company the stock certificates representing such Shares, together with duly executed stock powers in proper form for Transfer.

Section 3.07    Management Investors’ Put Right.
(a)    At any time after December 31, 2017, each Management Investor and his or her Permitted Transferees shall have the right (but not the obligation), upon not less than twenty (20) Business Days’ prior written notice, to require HealthSouth (or any designee of HealthSouth) to purchase such Management Investor’s (or his or her Permitted Transferees’) Shares for a cash purchase price per share equal to the Fair Market Value of the Common Stock per share as of the last day of the most recent calendar quarter completed prior to the date of such notice; provided that, prior to January 1, 2019, no Management Investor (together with his or her Permitted Transferees) may require HealthSouth (or its designee) to purchase pursuant to this Section 3.07 more than one third of the Shares owned by such Management Investor (and his or her Permitted Transferees); provided, further, that, prior to January 1, 2020, no Management Investor (together with his or her Permitted Transferees) may require HealthSouth (or its designee) to purchase pursuant to this Section 3.07 more than two thirds of the Shares owned by such Management Investor (and its Permitted Transferees); and provided, further, that, from and after January 1, 2020, each Management Investor (together with his or her Permitted Transferees) may require HealthSouth (or its designee) to purchase any and all of such Management Investor’s (and his or her Permitted Transferees’) Shares pursuant to this Section 3.07.
(b)    Any transaction pursuant to this Section 3.07 shall be consummated no later than ninety (90) days following delivery of the applicable notice, and, in exchange for the cash purchase price of the Shares sold by a Management Investor pursuant to this Section 3.07, such Management Investor shall deliver, or cause to be delivered, to the Company the stock certificates representing such Shares, together with duly executed stock powers in proper form for Transfer.
ARTICLE IV

ADDITIONAL RIGHTS
Section 4.01    Preemptive Rights.
(a)    Each Stockholder shall have the right to purchase (the “Preemptive Right”), with respect to any issuance by the Company of Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities, a number of such additional Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities as are necessary in order for such Stockholder (together with his or her Permitted Transferees) to maintain its then current Share Percentage as of immediately prior to such issuance on a fully diluted basis; provided, however, that no Stockholder shall have a Preemptive Right with respect to the issuance by the Company of any Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities (i) to officers, employees, or consultants of the Company or any Company Subsidiary in respect of services rendered to the Company or any Company Subsidiary, (ii) pursuant to any equity incentive plan, (iii) as consideration in any merger or consolidation involving the Company or any Subsidiary of the Company or as consideration for the acquisition by the Company or any Subsidiary of the Company of the assets or capital stock of any Person that is not Affiliated with the Company, or (iv) in connection with any Share split or split of other Equity Securities, recapitalization (other than third-party sponsored recapitalizations) or other subdivision or combination of securities. Such Preemptive Right will be offered to each Stockholder (such offer, the “Preemptive Rights Offer”) pursuant to a written notice from the Company offering such Stockholder the Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities on the same terms and conditions as offered to the proposed purchaser(s) (such written notice, the “Preemptive Rights Notice”). The Preemptive Rights Notice will specify the material terms and conditions of the offering, including (A) the aggregate offering amount and offering price per Share, other Equity Security or security convertible into or exercisable for Equity Securities, (B) the identity of each proposed purchaser in the offering, and (C) the number of Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities proposed to be acquired by each proposed purchaser. Each Stockholder will have twenty (20) Business Days from the date of delivery of the Preemptive Rights Notice to notify the Company in writing of its binding acceptance of such Preemptive Rights Offer with respect to all or any portion of the Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities that are offered to such Stockholder pursuant to the Preemptive Rights Offer.
(b)    In the event that any Stockholder elects to purchase Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities pursuant to a Preemptive Rights Offer, the closing of the issuance(s) related to such Preemptive Rights Offer shall be consummated concurrently with the issuance of the Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities to the proposed purchaser(s) in such offering. After consulting with the Chief Executive Officer of EHHI, each Management Investor that is not then an executive officer of HealthSouth may, unless otherwise prohibited by the rules and regulations promulgated under the Exchange Act or the Listed Company Manual of the New York Stock Exchange, exercise all or any portion of its Preemptive Right by issuing a Management Note.
(c)    In the event that any Stockholder does not accept a Preemptive Rights Offer within the applicable period of twenty (20) Business Days, the Company shall have the right to issue the Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities on terms and conditions (including, without limitation, price) no less favorable to the Company than those set forth in the Preemptive Rights Notice, pursuant to a definitive agreement to be entered into no later than sixty (60) days after such date. Nothing contained herein shall preclude the Company from permitting any of the Stockholders to purchase all or a portion of the additional Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities prior to the closing referred to above, subject to the rights of the other Stockholders with respect to such additional Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities set forth in this Section 4.01; provided that such Stockholder(s) agree in writing to take such additional Shares, other Equity Securities or securities convertible into or exercisable for Equity Securities subject to the provisions of this Section 4.01.
Section 4.02    Information Rights. During the term of this Agreement, for so long as a Management Investor holds Shares, the Company will provide such Management Investor with annual financial statements for each year during the term of this Agreement and quarterly financial information for each quarter during the term of this Agreement, in each case with respect to the Company and its Subsidiaries and in each case promptly following their availability following such year or quarter, as applicable.
ARTICLE V

ADDITIONAL COVENANTS
Section 5.01    Transactions with Affiliates. Except for Transfers pursuant to Section 3.04, Section 3.05, Section 3.06, Section 3.07, Section 4.01 or Section 5.02, the Company will not enter into any transaction with any Affiliate unless such transaction is on arm’s length terms that are no less favorable to the Company than would otherwise be available from an unaffiliated third party, as determined in good faith by the Chief Executive Officer of EHHI; provided, however, that such restriction shall not preclude HealthSouth from providing any service reasonably necessary to resolve any regulatory or compliance issue. For the avoidance of doubt, the restrictions in this Section 5.01 shall not apply to the cash management policies and practices of the Company and HealthSouth, to any tax-sharing agreement or other shared services agreement between the Company and HealthSouth, to HealthSouth’s provision of funds to the Company or its Subsidiaries for acquisitions, capital expenditures or other corporate purposes pursuant to the terms of the HealthSouth Note, or to the repayment of the HealthSouth Note.
Section 5.02    Purchase or Contribution of HealthSouth’s Home Healthcare Business. On or prior to June 30, 2015, HealthSouth may sell or contribute its existing home healthcare business to the Company in exchange for an increase in the HealthSouth Note in an amount equal to (a) such business’s 2014 EBITDA (determined on a basis consistent with the calculation of “Adjusted EBITDA” of the Company for such period), without giving effect to any HealthSouth corporate overhead charges, multiplied by (b) a multiple to be agreed upon by

HealthSouth and the Management Investors that takes into consideration comparable acquisitions made by Wildcat during 2014 and the first six months of 2015 (and no additional consideration).
Section 5.03    Issuance of Restricted Stock. On or prior to March 31st of each of 2015, 2016, 2017, 2018 and 2019 (each, a “RS Year”), unless otherwise recommended by the Chief Executive Officer of EHHI and approved by the Compensation Committee of the Board of Directors of HealthSouth, HealthSouth shall issue to members of the EHHI management team (which may include one or more Management Investors) recommended by the Chief Executive Officer of EHHI and approved by the Compensation Committee of the Board of Directors of HealthSouth, aggregate annual grants of not less than $2,500,000 of restricted stock of HealthSouth (the “Minimum Annual RS Amount”), issued pursuant to HealthSouth’s Amended and Restated 2008 Equity Incentive Plan or such other plan approved by HealthSouth’s stockholders or other cash settled award of similar value, valued as of the date of grant, and on the other terms set forth in Annex B to the RSA and the revised vesting schedule set forth in Schedule II attached hereto (which shall replace the section “Performance Objectives; Continued Employment” in Annex B to the RSA in its entirety). If, in any RS Year, upon the recommendation of the Chief Executive Officer of EHHI and with the approval of the Compensation Committee of the Board of Directors of HealthSouth, any portion of the Minimum Annual RS Amount for such RS Year is waived, such waived portion of the Minimum Annual RS Amount shall be allocated to, and shall increase the Minimum Annual RS Amount for, a subsequent RS Year. For the avoidance of doubt, the parties hereto hereby agree and acknowledge that the Management Investors may enforce this Section 5.03.
ARTICLE VI

MISCELLANEOUS
Section 6.01    Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged immediately, extensively, and irreparably and no adequate remedy at law would exist in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, in addition to, and not in limitation of, any other remedy available to any party, the parties agree that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof. Subject to Section 6.09, such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies to which such party may be entitled. Each party further agrees that, in the event of any action for injunctive relief or for specific performance in respect of any breach or violation, or threatened breach or violation, of this

Agreement, it shall not assert the defense that a remedy at law would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on any other grounds.
Section 6.02    Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.
Section 6.03    Further Assurances. The Company and each of the Stockholders agree that, upon the request of any of the others from time to time after the date of this Agreement, and at the expense of the requesting party but without further consideration, such party shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to effect, or make more fully effective, the terms and provisions of this Agreement.
Section 6.04    Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by personal delivery, nationally recognized overnight courier or facsimile or, provided that one of the foregoing methods of delivery is also used, by e-mail (as a PDF). Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) upon personal delivery, (b) one (1) Business Day following the date sent when sent by courier delivery or (c) upon confirmation of receipt when sent by facsimile or e-mail (as a PDF), addressed as follows:

If to the Company or HealthSouth Corporation, to:

HealthSouth Home Health Corporation
c/o: HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
Telephone number: (205) 967-7116
Facsimile number: (205) 262-3948
Attention: Douglas E. Coltharp
                John P. Whittington

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
920 North King Street
Wilmington, Delaware 19801
Telephone number: (302) 651-3000
Facsimile number: (302) 434-3090
Attention: Robert B. Pincus

If to a Holder, at the address set forth under such Holder’s name on Schedule I or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.
Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.
Section 6.05    Applicable Law. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof or the transactions contemplated hereby will be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 6.06    Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by Law.
Section 6.07    Successors; Assigns. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the rights or obligations of any Stockholder hereunder may be assigned, except in connection with the Transfer by a Stockholder of shares of Common Stock to a Permitted Transferee. Any such attempted assignment in contravention of this Agreement shall be void and of no effect.
Section 6.08    Termination; Amendments. This Agreement shall remain in full force and effect until the sooner of (a) termination of this Agreement pursuant to the mutual written agreement of each of the parties hereto; (b) with respect to any Stockholder Transferring all or part of its Shares in accordance with the terms of this Agreement, the date upon which such Stockholder ceases to own any Common Stock in the Company, or (c) the dissolution of the Company as approved by the Stockholders or otherwise in accordance with the terms of this Agreement. Except as otherwise provided for, this Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the holders of (i) a majority of the outstanding Common Stock held by all Stockholders and (ii) a majority of the outstanding Shares held by the Management Investors (and their Permitted Transferees, other than those Permitted Transferees who fall within clause (vi) of the definition thereof); provided that any such change shall become effective only when reduced to writing and signed by such holders of Common Stock and such Management Investors (or their Permitted Transferees).
Section 6.09    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law or conflicts of law provisions thereof. The parties hereto agree that any action, suit, or proceeding at law, in equity or otherwise which in any way arises out of or relates to this Agreement or the transactions contemplated hereby shall be brought solely in the Delaware Court of Chancery, unless the Delaware Court of Chancery lacks jurisdiction, in which case any such claim shall be brought in such state or federal court of competent jurisdiction located in New Castle County, Delaware, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Schedule I of this Agreement, and service so made shall be complete as stated in such section.
Section 6.10    Waiver. Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.
Section 6.11    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and no provision of this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 6.12    Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.
Section 6.13    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders’ Agreement as of the date first above written.
HEALTHSOUTH HOME HEALTH HOLDINGS, INC.
By: John P. Whittington
Name:    John P. Whittington
Title:    Vice President and Secretary
HEALTHSOUTH CORPORATION
By: Douglas E. Coltharp
Name:    Douglas E. Coltharp
Title:    Executive Vice President
and Chief Financial Officer

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders’ Agreement as of the date first above written.

MANAGEMENT INVESTOR:
By: Judee Barrett
Judee Barrett

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders’ Agreement as of the date first above written.
MANAGEMENT INVESTOR:
AGM CHILDREN’S HOMECARE, INC.
By: April Anthony
Name: April Anthony
Title: President

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders’ Agreement as of the date first above written.
MANAGEMENT INVESTOR:
HCHB CONSULTING, INC.
By: April Anthony
Name: April Anthony
Title: President

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders’ Agreement as of the date first above written.

MANAGEMENT INVESTOR:
By: Andrew Ingram
Andrew Ingram

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders’ Agreement as of the date first above written.

MANAGEMENT INVESTOR:
By: Jesse Luke James
Jesse Luke James

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders’ Agreement as of the date first above written.

MANAGEMENT INVESTOR:
By: Tracey Kruse
Tracey Kruse

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders’ Agreement as of the date first above written.

MANAGEMENT INVESTOR:
By: Robert D. Peoples
Robert D. Peoples

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders’ Agreement as of the date first above written.

MANAGEMENT INVESTOR:
By: Jennifer L. Polak
Jennifer L. Polak

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders’ Agreement as of the date first above written.

MANAGEMENT INVESTOR:
By: G. Robert Thompson
G. Robert Thompson

SCHEDULE I
STOCKHOLDERS

Name, Address, Fax No. and Email	Number of Shares

HealthSouth Corporation
HealthSouth Corporation 3660 Grandview Parkway, Suite 200 Birmingham, Alabama 35243 Facsimile: (205) 262-3948 Attn: Douglas E. Coltharp John P. Whittington	3,208,684
Management Investors:
HCHB Consulting, Inc. 3606 Princeton Ave. Dallas, Texas 75205	495,979
AGM Children’s Homecare, Inc. 3606 Princeton Ave. Dallas, Texas 75205	31,362
G. Robert Thompson 5737 Meadowhaven Dr. Plano, Texas 75093	23,054
Tracey Kruse 9633 Fieldcrest Dallas, Texas 75238	30,863
Jennifer L. Polak 6655 Lakewood Blvd. Dallas, Texas 75214	5,952
Robert D. Peoples 1517 Cottonwood Valley Circle South Irving, Texas 75038	20,289
Jesse Luke James 3405 Centenary Ave. Dallas, Texas 75225	18,246
Andrew Ingram 1127 Longford Circle Southlake, Texas 76092	12,118
Judee Barrett 3825 Colgate Dallas, Texas 75225	6,701

TOTAL	3,853,248

S-I

SCHEDULE II
Restricted Stock: Vesting Schedule

Performance Objectives; Continued Employment:
The shares of Restricted Stock will be subject to achievement of the target EBITDA for the year of grant, in each case as such target EBITDA is determined by the Compensation Committee of HealthSouth's Board of Directors after consultation with the Chief Executive Officer of EHHI, as set forth below:
Fifty (50%) percent of the Restricted Stock that meet the performance achievement will vest at the end of the second year following grant or, if earlier, upon the consummation of a Change of Control, and the balance of such Restricted Stock that meet the performance achievement will vest at the end of the third year following grant or, if earlier, upon the consummation of a Change of Control. Vested shares of HealthSouth common stock will be freely transferable by the recipients.

S-II